Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(1) of the Act, acknowledges and agrees that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Common Stock and that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: February 1, 2023

By: Leonardo US Holding, LLC

/s/ Christopher T. Slack
Name:	Christopher T. Slack
Title:	President

By: Leonardo S.p.a.

/s/ Andrea Parrella
Name:	Andrea Parrella
Title:	Executive Vice President
Group General Counsel